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                                                                 EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT
         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 17th day of March, 1998, by and among JONES MEDICAL INDUSTRIES, INC., a Delaware corporation ("JMED"), JMI-PHOENIX LABORATORIES, INC., an Arizona corporation ("JMI-Phoenix"), TWIN LABORATORIES INC., a Utah corporation ("Twin Labs"), and BRONSON LABORATORIES, INC., a Delaware corporation ("BLI"). JMED and JMI-Phoenix are sometimes referred to herein individually as "Seller" and collectively as "Sellers", and Twin Labs and BLI are sometimes referred to herein individually as "Buyer" and collectively as "Buyers."
                                    RECITALS:
         A. JMED markets and distributes the branded vitamin and nutritional supplement products set forth on Schedule A of the Disclosure Schedule ("Branded Vitamin Products") under the Bronson Pharmaceutical and MD Pharmaceutical tradenames.
         B. JMI-Phoenix, a wholly-owned subsidiary of JMED, manufactures for JMED those Branded Vitamin Products set forth on Schedule B of the Disclosure Schedule, and performs contract manufacturing of vitamin and nutritional supplement products and herbal teas for others ("Contract Manufactured Products") in two adjacent buildings consisting of approximately 30,000 square feet and located in Tempe, Arizona (the "JMI-Phoenix Facility"). The manufacturers set forth on Schedule C of the Disclosure Schedule manufacture for JMED those Branded Vitamin Products set forth on Schedule C of the Disclosure Schedule.
         C. Sellers desire to sell, and BLI, a wholly-owned subsidiary of Twin Labs, desires to purchase, (i) the entire line of Branded Vitamin Products and herbal teas; (ii) substantially all of the assets utilized by JMI-Phoenix and JMED in blending, tableting, encapsulating, manufacturing,

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selling, packaging, marketing or distributing (collectively, "Manufacturing")
the Branded Vitamin Products and the Contract Manufactured Products; and (iii) the JMI-Phoenix Facility, all pursuant to the provisions of this Agreement.
         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:
         1.       SALE OF ASSETS
                  1.01 Transfer of Assets. Subject to and upon the terms and conditions of this Agreement, Sellers shall sell, convey, transfer, assign and deliver to BLI, and BLI shall purchase (and Twin Labs shall cause BLI to purchase) from Sellers, on the Closing Date (as hereinafter defined), all of Sellers' right, title and interest in and to the following described assets (collectively, the "Acquired Assets"):
                  (a) All trade accounts receivable and credit card receivables in existence on the Closing Date with respect to sales of Branded Vitamin Products and sales and manufacture of Contract Manufactured Products to all parties other than JMED and its Affiliates set forth on Schedule 1.01(a) of the Disclosure Schedule (collectively, the "Receivables");
                  (b) All raw material (including packaging materials), work in process and finished goods inventory in existence on the Closing Date wherever located with respect to the Business (collectively, the "Inventory");
                  (c) All machinery, equipment, tooling, supplies and related assets: (i) of JMED which are specifically set forth on Schedule 1.01(c)(i) of the Disclosure Schedule; and (ii) located at the JMI-Phoenix Facility or the Leased Property, including those assets which are specifically set


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forth on Schedule 1.01(c)(ii) of the Disclosure Schedule (the assets described in items (i) and (ii) are hereinafter collectively referred to as the "Fixed Assets");
                  (d) All contract rights (including those Receivables identified in Section 1.01(a) above), open sale orders from third parties and invoices to third parties, license agreements, distributor agreements, royalty agreements and other agreements of Sellers, if any, to the extent relating to the Business, including those set forth on Schedule 1.01(d) of the Disclosure Schedule (the "Contract Rights");
                  (e) (i) The registered United States trademarks, trade names and service marks set forth on Schedule 1.01(e)(i) attached hereto, the registrations thereof and all goodwill and all rights of Sellers of every kind, nature and description connected therewith, and (ii) all United States and foreign unregistered trademarks, trade names, service marks, patents and copyrights, other than those set forth on Schedule 1.01(e)(ii) of the Disclosure Schedule, to the extent relating to the Business (the "Intellectual Property");
                  (f) Except as set forth on Schedule 1.01(f) of the Disclosure Schedule, all know-how, trade secrets, technology, methods of operation, procedures, systems, computer programs, computer data, software, processes, production details, inventions, recipes, formulas, designs, literature, artwork, brochures, sales material, toll-free telephone numbers, specifications, advertising and promotional materials and other proprietary rights of Sellers of every kind, nature and description, to the extent relating to the Business;
                  (g) All customer and supplier lists, files, records, data bases, claim substantiation materials, software and other similar information to the extent relating to the Business;


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                  (h) All real property, leaseholds, improvements, fixtures, easements, rights of way and other appurtenants relating to the JMI-Phoenix Facility as set forth on Schedule 1.01(h) of the Disclosure Schedule (the "Real Property").
                  1.02 Excluded Assets. Notwithstanding anything contained herein to the contrary, Sellers are not selling, conveying, assigning or transferring to Buyers, and Buyers are not purchasing from Sellers, (i) any right, title or interest in or to the products Panthoderm, Therevac and the Derma Soap line (the "Excluded Products") and all files, records, data, customer lists and other materials to the extent pertaining to the Excluded Products,
(ii) any and all retained lab samples of Products Manufactured by Sellers prior to the Closing Date (the "Retention Samples"), and (iii) any and all manufacturing and batch records pertaining to Products Manufactured by Sellers prior to the Closing Date (collectively, "Batch Records"), and (iv) any other assets of Sellers not identified or referred to in Section 1.01 hereof.
                  1.03 Assumption of Liabilities and Obligations. As of the Closing Date, and subject to the provisions of this Agreement, Buyers expressly agree to assume and discharge, or perform, in a timely manner, the contracts, obligations and liabilities of Sellers specifically identified on Schedule 1.03 of the Disclosure Schedule (the "Assumed Liabilities"). Buyers expressly do not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated by this Agreement or otherwise, any liabilities or obligations of Sellers: (i) other than the Assumed Liabilities; or (ii) that relate in any way to plantain used in Products Manufactured by either Seller prior to the Closing Date.
         2.       PURCHASE PRICE
                  2.01 Purchase Price.

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                            (a) Within sixty (60) calendar days following the
Closing Date, Sellers shall deliver to Buyers an unaudited balance sheet relating solely to the Business dated as of the Closing Date ("Closing Balance Sheet-Nutritionals"). The Closing Balance Sheet-Nutritionals shall be prepared in accordance with generally accepted accounting principles applied consistent with the accounting principles utilized in the preparation of the Audited Financial Statements-Nutritionals (as defined in Section 5.09), for the purpose of determining Net Working Capital (as defined below). For purposes of this
Article 2, "Net Working Capital" shall mean the amount by which the "Current Assets" of the Business (as classified on the Closing Balance Sheet-Nutritionals) exceed the "Current Liabilities" of the Business (as classified on the Closing Balance Sheet-Nutritionals). For purposes hereof, "Current Assets" shall mean Total Assets (as classified on the Closing Balance Sheet - Nutritionals) less the sum of (i) cash, (ii) intangibles, and (iii) net property, plant and equipment, and "Current Liabilities" shall mean the sum of
(x) accounts payable, (y) unused credits, and (z) accrued vacation/salaries.
                            (b) The purchase price ("Purchase Price") to be paid
by Buyers to Sellers for the Acquired Assets is Fifty-Five Million and No/100 Dollars ($55,000,000.00), subject to adjustments as provided in Section 2.02 below.
                  2.02 Purchase Price Adjustments. (a) The Purchase Price shall be reduced in the event that the Net Working Capital as determined by reference to the Closing Balance Sheet- Nutritionals is less than Eight Million Five Hundred Thousand dollars ($8,500,000) and the amount of any such aggregate adjustment shall be a dollar for dollar reduction equal to the dollar amount of any such deficiency ("Purchase Price Adjustment - Net Working Capital"). For example, if the Net Working Capital shown on the Closing Balance Sheet-Nutritionals is $8,400,000, then the


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Purchase Price shall be reduced by $100,000 and said $100,000 shall be paid by
Sellers to Buyers as hereinafter set forth.
                            (b) The Purchase Price shall be reduced in the event
that Operating Income Before Amortization as shown on the Audited Operating Statement (as hereinafter defined in Section 5.09 hereof) (the "Audited OIBA") is less than Ten Million Dollars ($10,000,000), and the amount of any such aggregate adjustment shall be a reduction equal to five (5) times the dollar amount by which Audited OIBA is less than Ten Million One Hundred Thousand Dollars ($10,100,000). For example, (i) if Audited OIBA is $10,050,000, then the Purchase Price will not be adjusted, and (ii) if Audited OIBA is $9,900,000, than the Purchase Price shall be reduced by $1,000,000 (5 x $200,000) and either
(A) if Closing has not yet occurred, then the Purchase Price shall be reduced at Closing, and (B) if Closing has occurred, then the amount of the reduction shall be paid by Sellers to Buyers within ten (10) days after Sellers receipt of the Audited Operating Statement.
                            (c) Subject to the provisions of Section 2.06
hereof, the Purchase Price Adjustment-Net Working Capital shall be paid by the Sellers to the Buyers within five (5) days after expiration of the Dispute Period (as defined in Section 2.06 below).
                  2.03 Payment of Purchase Price. The Purchase Price shall be paid by Buyers to Sellers at Closing by wire transfer of immediately available funds to an account designated in writing by JMED (the "Closing Payment").
                  2.04 Transfer Taxes. Buyers shall be liable for and shall pay all state and local sales and use taxes, if any, payable in connection with the conveyance and transfer of the Acquired Assets by Sellers to Buyers.


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                  2.05 Allocation. The Purchase Price shall be allocated among the Acquired Assets, as set forth on Schedule 2.05 of the Disclosure Schedule attached hereto.
                  2.06     Disputes Regarding Net Working Capital.
                           (a) Buyers shall have thirty (30) days after receipt
of the Closing Balance Sheet-Nutritionals ("Dispute Period") to dispute any of the elements of or amounts reflected in the Closing Balance Sheet-Nutritionals (a "Dispute"). If the Buyers have a Dispute, Buyers shall deliver to the Sellers written notice ("Dispute Notice") within the Dispute Period, setting forth a description of the Dispute. Within ten (10) days after the receipt by Sellers of any Dispute Notice, Sellers and Buyers shall meet at a mutually acceptable time and place and shall, in good faith, cooperate in an attempt to resolve such Dispute. If Buyers do not give Sellers a Dispute Notice within the Dispute Period, then there shall be no adjustment to the Purchase Price.
                           (b) If any Dispute is not finally resolved within
twenty (20) days after the receipt by Sellers of a Dispute Notice, then the Dispute shall be referred to the St. Louis office of Price Waterhouse, LLP (or its successor) (the "Arbitrator") for resolution in accordance with the terms hereof (the "Arbitration"), and in any event as soon as practicable.
                            (c) The Arbitrator shall hold a hearing within
thirty (30) days of the submission of the Dispute for Arbitration (the "Hearing") and shall render a written decision to each party hereto within thirty (30) days of the conclusion of the Hearing ("Arbitrator's Decision"). The Arbitrator shall have the same access as the Buyers to any documentation used in the calculation of the Net Working Capital. Any decision made by the Arbitrator within the scope of its authority shall be final, binding and non-appealable.
                            (d) The fees and expenses of the Arbitrator shall be
borne (A) by the Buyers in the event that Sellers' calculation of Net Working Capital as shown on the Closing


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Balance Sheet-Nutritionals was closer in dollar amounts to the Arbitrator's determination than was Buyers' calculation thereof, and (B) by Sellers in the event that Buyers' calculation of Net Working Capital was closer in dollar amounts to the Arbitrator's determination than was Sellers' calculation thereof. Notwithstanding the foregoing, each of the parties shall bear their own costs and expenses related to any such Arbitration.
                            (e) If the Arbitrator determines that a Purchase
Price Adjustment is required, then such Purchase Price Adjustment as determined by the Arbitrator shall be paid by the Sellers to the Buyers within five (5) days after Sellers' receipt of the Arbitrator's Decision.
         3. TRANSITION SERVICES AGREEMENT. At the Closing (as hereinafter defined) of the transactions contemplated by this Agreement, JMED and Buyers shall enter into a Transition Services Agreement in the form of Exhibit A attached hereto.
         4.       CLOSING.
                  4.01 Date, Place and Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greensfelder, Hemker & Gale, P.C., 10 South Broadway, Suite 2000, St. Louis, Missouri 63102, commencing at 10:00 a.m. (local time) on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby or at such other place or time as the parties shall mutually determine (the "Closing Date").
                  4.02 Sellers' Deliveries at Closing. At Closing, Sellers shall deliver or cause to be delivered to Buyers in accordance with this Agreement:
                  (a) a Bill of Sale in the form of Exhibit B attached hereto, duly executed;
                  (b) an Assignment of Trademarks in the form of Exhibit C attached hereto, duly executed;


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                  (c)      the Transition Services Agreement, duly executed;
                  (d) a Special Warranty Deed in the form of Exhibit D attached hereto, duly executed;
                  (e) all such certificates, affidavits, consents, assignments and other documents deemed reasonably necessary by Buyers to effectively sell, assign and transfer the Acquired Assets to Buyers and to comply with the provisions of this Agreement; and
                  (f) the Noncompete Agreement in the form of Exhibit H attached hereto, duly executed.
                  4.03 Buyers' Deliveries at Closing. At the Closing, Buyers shall deliver or cause to be delivered to Sellers in accordance with this
Agreement:
                  (a)      the Closing Payment;
                  (b) an Assignment and Assumption Agreement in the form of Exhibit E attached hereto, duly executed;
                  (c)      the Transition Services Agreement, duly executed;
                  (d) all such certificates, affidavits, consents, assignments and other documents deemed reasonably necessary by Sellers to effectively sell, assign and transfer the Acquired Assets to Buyers and to comply with the provisions of this Agreement; and
                  (e)      the Noncompete Agreement, duly executed.
         5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyers that the statements contained in this
Section 5 are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as specifically set forth in the corresponding


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section of the disclosure schedule accompanying this Agreement (the "Disclosure
Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered Sections and paragraphs of this Agreement.
                  5.01 Organization and Good Standing. Each of JMED and JMI-Phoenix is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Delaware and Arizona, respectively, and each has all requisite corporate power and lawful authority to carry out all of the provisions of this Agreement and the transactions contemplated hereby on its part to be performed.
                  5.02 Authorization of Transaction. Each Seller has full corporate power and authority to execute and deliver this Agreement and all other documents executed incident hereto or in connection herewith (collectively the "Transaction Documents") and to perform its respective obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of each Seller has duly authorized the execution, delivery and performance of the Transaction Documents. The Transaction Documents constitute the valid and legally binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms and conditions.
                  5.03 Noncontravention. (a) Except as set forth in Schedule 5.03(a) of the Disclosure Schedule, the execution and delivery by each of the Sellers of this Agreement and the other Transaction Documents, and the transactions contemplated hereby or thereby, and compliance by each of the Sellers with any of the provisions hereof or thereof does not and will not (i) conflict with, or result in the breach of, any provision of the Certificate of Incorporation or Bylaws of either Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise


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modify the terms thereof under any Contract or Order to which either Seller is a party or by which either Seller or the properties or assets of either Seller are bound; (iii) constitutes a violation of any Law applicable to either Seller; or
(iv) result in the creation of any Lien upon the properties or assets of either Seller in each case that relate to the Business or Acquired Assets. Except as set forth on Schedule 5.03(a) of the Disclosure Schedule, no consent, waiver, approval, registration, license, permit or authorization of , or declaration or filing (other than for compliance with the HSR Act) with, or notification to, any Person or Governmental Body is required on the part of either Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents, or the compliance by either Seller with any of the provisions hereof or thereof.
                  (b) Except as set forth on Schedule 5.03(b) of the Disclosure Schedule, neither Seller is a party to any agreement, contract or covenant limiting the freedom of either Seller to compete in any line of business or with any Person in any geographic region within or outside the United States of America, in each case that relates to the Business or Acquired Assets.
                  5.04 Title, Delivery of Assets. Sellers are the sole, true and lawful owners of the Acquired Assets and have all necessary power and authority to sell the Acquired Assets to Buyer, free and clear of all Liens, other than those set forth on Schedule 5.04 of the Disclosure Schedule. Upon delivery to Buyer of the Bill of Sale, the Special Warranty Deed and the Assignment of Trademarks, Buyer will acquire good and valid title to the Acquired Assets, free and clear of all Liens, other than those restrictions of record with respect to the Real Property.
                  5.05 Compliance with Laws. (a) Except as set forth on Schedule 5.05(a) of the Disclosure Schedule, each Seller is and at all times has been in compliance in all material respects with all Laws and Orders promulgated by any Governmental Body applicable to the Sellers (including all applicable Food and Drug Administration ("FDA"), Federal Trade Commission



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("FTC"), Consumer Products Safety Commission ("CPSC") and the United States
Department of Agriculture ("USDA") rules and regulations), or to the conduct of the business or operations of Sellers or the use of the properties (including any leased properties) and assets of Sellers, in each case that relate to the Business or the Acquired Assets. Except as set forth on Schedule 5.05(a) of the Disclosure Schedule, neither Seller has received, and to the Knowledge of Sellers there has been no issuance of, any notices or violation or alleged violation by either Seller of any such Law or Order during the last three (3) years, in each case relating to the Business or the Acquired Assets. Except as set forth on Schedule 5.05(a), there is no investigation or review by any Governmental Body with respect to either Seller pending, or to the Knowledge of Sellers, threatened, nor has any Governmental Body notified either Seller of its intention to conduct the same, in each case as the same may relate to the Business or Acquired Assets.
                  (b) Schedule 5.05(b) of the Disclosure Schedule lists all Permits of Sellers of all Governmental Bodies (including the FDA, the FTC, the CPSC, OSHA and the USDA) which Permits constitute, to each Seller's Knowledge, all Permits required by the nature of the operations of Sellers to permit the respective operations in the manner in which they are currently conducted, in each case as they relate to the Business or the Acquired Assets. Such Permits have been validly issued to Sellers by the appropriate Governmental Bodies in compliance with all applicable Laws, and Sellers have complied in all material respects with all conditions of such Permits applicable to them. All such Permits are in full force and effect. Sellers have not received any written, or to the Knowledge of Sellers, oral notice of violation of any Permit except as set forth on Schedule 5.05(b) of the Disclosure Schedule.
                  5.06 Actions and Proceedings. There are no Legal Proceedings pending or to the Knowledge of either Seller threatened, that question the validity of this Agreement or the other


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Transaction Documents or any action taken or to be taken in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 5.06 of the Disclosure Schedule sets forth a true, correct and complete list of all Legal Proceedings pending or to the Knowledge of either Seller threatened, against or affecting either Seller, or any properties or assets of either Seller, at law or in equity in each case that relate to the Business or the Acquired Assets. There is no outstanding, nor to Sellers' Knowledge, threatened, Order of any Governmental Body against, affecting or naming either Seller or affecting any of the business, properties or assets of either Seller, in each case that relate to the Business or Acquired Assets.
                  5.07 Intellectual Property. Except as set forth on Schedule
5.07 of the Disclosure Schedule or in Section 8.06 of this Agreement: (i) the Intellectual Property is owned by Sellers free and clear of all Liens; (ii) the Intellectual Property is not subject to any license, royalty arrangement, restriction or dispute of any kind; (iii) to the Knowledge of Sellers, Sellers' use of the Intellectual Property does not infringe, and is not infringing, on any trademark, trade name, copyright, service mark or patent (or any application therefor) of any Person, and Sellers have not received any claim or assertion to such effect from any third party; and (iv) there exists no restriction on the use or transfer of the Intellectual Property. To the Knowledge of Sellers, there are no uses of the Intellectual Property by any third party that infringes upon Sellers' rights in the Intellectual Property.
                  5.08 Brokers and Finders. Sellers have not retained any broker or finder with respect to any of the transactions contemplated by this Agreement.
                  5.09     Financial Information.
                           (a) Attached to Schedule 5.09 of the Disclosure
Schedule are copies of: (i) the unaudited Balance Sheet-Nutritionals as of December 31, 1997 ("Unaudited Balance Sheet-


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Nutritionals"); and (ii) the related unaudited Operating
Results-Nutritionals for the year ended December 31, 1997 ("Unaudited Operating Results-Nutritionals"). The Unaudited Balance Sheet- Nutritionals and Unaudited Operating Results-Nutritionals are hereinafter referred to as the "Latest Financials." The Latest Financials are true and complete in all material respects and were prepared in good faith from the books and records of the Sellers in accordance with generally accepted accounting principles consistently applied (except with respect to normal and customary year-end adjustments and the preparation of notes). The Sellers have arranged for the Latest Financials to be audited by Ernst & Young LLP, and the resulting audited balance sheet is herein referred to as the "Audited Balance Sheet" and the resulting audited statement of operating results is herein referred to as the "Audited Operating Statement".
                           (b) Since December 31, 1997, there has been no
Material Adverse Change: (i) with respect to the financial condition, assets or liabilities of the Sellers as such relates to the Business except for a reduction in Net Working Capital due to increased payables and a reduction in receivables and inventory in the ordinary course of business consistent with past practice except for the unusually high level of Net Working Capital at the end of 1997; and (ii) with respect to the business of the Sellers as such relates to the Business.
                  5.10 No Undisclosed Liabilities. Sellers do not have any liabilities, debts or claims against them with respect to the Business or the Acquired Assets except: (i) to the extent indicated in the Latest Financials or the Audited Balance Sheet; or (ii) those that have occurred or arisen in the ordinary course of business consistent with past practice since December 31, 1997.
                  5.11 Contracts. Except as set forth on Schedule 5.11 of the Disclosure Schedule, neither Seller nor any of their respective properties or assets which pertain to the Business or Acquired Assets, is a party to or bound by any (i) Contract not made in the ordinary course of



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business; (ii) advertising, public relations, franchise, distributorship or sales agency Contract that cannot be terminated on thirty (30) days notice;
(iii) Contact involving a commitment or payment in excess of $50,000.00 in the aggregate; (iv) Contract granting a right of first refusal for the acquisition, sale or lease of any assets or a material portion of the capital stock of either Seller; (v) Contract with any Person involving a sharing of profits; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar contract with respect to any real or tangible personal property of either Seller; (vii) Contract with any Governmental Body;
(viii) Contract with respect to the discharge, storage or removal of Hazardous Materials; or (ix) commitment or agreement to enter into any of the foregoing. Sellers have delivered or otherwise made available to Buyer true, correct and complete copies of the written Contracts listed in Schedule 5.11 of the Disclosure Schedule, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.
                  (b) Each of the Contracts listed on Schedule 5.11 of the Disclosure Schedule is valid and enforceable in accordance with its terms, and to each Seller's Knowledge, there is no default under any such Contract by either Seller or by any other party thereto, and to each Seller's Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.
                  (c) No previous or current party to any Contract listed on
Schedule 5.11 of the Disclosure Schedule has given notice to have or made a claim to either Seller with respect to any breach or default thereunder.
                  5.12 Customers and Suppliers. Except as set forth in Schedule
5.12 of the Disclosure Schedule, to each Seller's Knowledge, each Seller's relationship with its respective customers and suppliers as the same pertains to the Business, is a good commercial working


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relationship and neither Seller has any Knowledge that any such customer or supplier intends to cancel or otherwise modify in a material way, its relationship with the Business or to decrease materially or limit its usage or purchase of any products manufactured in connection with the Business.
                  5.13 Inventory. The Inventory (other than obsolete or short dated items which do not exceed $60,000) is of a type and quality usable and saleable in the ordinary course of each Seller's respective business.
                  5.14 Receivables. The Receivables have arisen in the ordinary course of business consistent with past practice, and represent valid obligations due each respective Seller enforceable in accordance with their terms.
                  5.15 Fixed Assets. The Fixed Assets which are material to the operation of the Business and the Acquired Assets are in working order and are suitable for the purposes used for the operation by Sellers of the Business and the Acquired Assets.
                  5.16 Labor Matters. Attached hereto as Schedule 5.16 of the Disclosure Schedule is a listing of those employees of Sellers employed primarily in connection with the JMI-Phoenix Facility, together with a listing of the wages, salaries, bonuses or other compensation or benefit arrangements for each respective employee as of the dates indicated (the "Transferred Employees"). There is no pending, or to either Seller's Knowledge, threatened controversy, labor dispute, strike or work stoppage by any Transferred Employee(s). The Transferred Employees are not represented by any union or collective bargaining unit, and neither Seller is aware of any attempt to organize any of the Transferred Employees into a collective bargaining unit.
                  5.17 Insurance. Schedule 5.17 of the Disclosure Schedule sets forth a list of all policies of insurance of any kind or nature covering Sellers or any of the respective employees,



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properties, assets or operations in each case that relate to the Business or
Acquired Assets, including without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity, product liability and other casualty and liability insurance. All such policies are in full force and effect.
                  5.18 Real Property. Attached to Schedule 5.18 is a true and complete copy of the Lease (the "Lease") dated August 20, 1997, between University-Smith Partners, as Landlord, and JMED, as Tenant, for space at 227 South Smith Road, #103, Tempe, Arizona (the "Leased Property"), and the same is in full force and effect and has not been modified, amended or extended in any manner. Sellers are not in default under any terms of the Lease and have made payment of all rent and other charges due thereunder through the date hereof; and Sellers have not sent any notice of default to the Landlord under the Lease and, to the Knowledge of Sellers, the Landlord under the Lease is not in default. Except as set forth on Schedule 5.18 of the Disclosure Schedule:
                           (a) There is no owned or leased real property
utilized by either Seller with respect to the manufacture, packaging or sale of Branded Vitamin Products or Contract Manufactured Products;
                           (b) There are no pending or, to the Knowledge of
Sellers, threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property or other matters affecting materially and adversely the current use or occupancy thereof;
                           (c) There are no leases, subleases, licenses or other
agreements, written or oral, granting to any party or parties the right or use or occupy any portion of the Real Property;
                           (d) There no parties other than Sellers in possession
of the Real Property; and

                           (e) All facilities located on each parcel of Real
Property are supplied with utilities and other services necessary for the operations of the facilities as currently being operated in accordance with all applicable Laws.
                  5.19 Disclosures. None of this Agreement, any other Transaction Document, or any Schedule or Exhibit attached hereto, or any Transaction Document, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact that has not been disclosed to Buyer in writing that materially and adversely affects the Business or the ability of Sellers to perform the transactions contemplated by this Agreement. The representations and warranties contained in this Agreement or in any other Transaction Document shall not be affected or deemed waived by reason of the fact that either Buyer knew or should have known that any such representation or warranty is or might be inaccurate in any respect.
                  5.20 Environmental Matters. Except as set forth on Schedule
5.20 of the Disclosure Schedule: (i) to the Knowledge of Sellers, the operations of Sellers relating to the Business or the Acquired Assets have been and presently are in compliance with all Environmental Laws; (ii) neither Seller has received any written notice from any source, or has otherwise obtained Knowledge, to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any of their respective facilities relating to the Business or the Acquired Assets; (iii) Sellers and their respective facilities and operations relating to the Business or the Acquired Assets are not subject to any outstanding written Order or Contract with any Governmental Body or Person, or subject to any federal, state or local investigation respecting (A) Environmental Laws, (B) any Remedial Action, or (C) any Environmental Claim arising from the Release or threatened Release of a Hazardous Material by either Seller; (iv) neither Seller has caused or permitted with respect to the Business or the Acquired Assets, any Hazardous Material to remain or be disposed of, except in accordance with all applicable Laws; (v) the Sellers are not aware of any facts, conditions or circumstances which could reasonably be expected to form the basis of an Environmental Claim against Sellers or Buyers except as set forth on Schedule 5.20 of the Disclosure Schedule; and (vi) the operations of Sellers relating to the Business or the Acquired Assets do not involve the generation, transportation, treatment, storage or disposal of Hazardous Waste as defined under 40 C.F.R. Parts 260 - 270 (in effect as of the date of this Agreement), except in accordance with all applicable Laws. To the Knowledge of Sellers and except as disclosed at disclosure 7 on Schedule 5.05(a), there are no material capital expenditures that would be required to bring the JMI-Phoenix Facility into compliance with applicable Environmental Laws or Environmental Permits. To Sellers' Knowledge and except as disclosed on the Phase I study ordered by Buyers, with respect to the JMI-Phoenix Facility, there is not now on the property any underground storage tank or surface tank, any asbestos containing material, or any polychlorinated biphenyls in violation of applicable Laws.
                  5.21 Entire Business. Except as set forth on Schedule 5.21 of the Disclosure Schedule, the Acquired Assets constitute all of the material tangible and intangible assets necessary for Buyers to conduct the Business in substantially the same manner as conducted by Sellers prior to Closing. The Branded Vitamin Products constitute all branded vitamin, herb and nutritional supplement products Manufactured by either Seller under the Bronson Pharmaceutical or MD Pharmaceutical tradenames.
                  5.22 Product Liability and Recalls. (a) Except as disclosed on
Schedule 5.22(a) of the Disclosure Schedule, neither Seller is aware of any claims which are in excess of $25,000 individually, or $100,000 in the aggregate, or the basis of any material claims which are reasonably likely to be in excess of $25,000 individually or $100,000 in the aggregate, against either Seller for injury to person or property of employees or any third parties suffered as a result of the Manufacture of any Products or the performance of any service by either Seller, including claims arising out of the allegedly defective or unsafe nature of the Products sold or distributed by either Seller, in each case that relate to the Business or the Acquired Assets.
                           (b) Except as disclosed on Schedule 5.22(b) of the
Disclosure Schedule, there is no pending or, to the Knowledge of either Seller, threatened recall or investigation of any Product.
                           (c) There are no material liabilities or to each
Seller's Knowledge, threatened claims for returns or warranty obligations with respect to any Product.
                  5.23 Conduct of Business. Except as set forth on Schedule 5.23 of the Disclosure Schedule, since December 31, 1997, Sellers, with respect to the Business or the Acquired Assets, have not done, nor have either of them agreed to do, any of the following:

                           (a) enter into any material transaction not in the
ordinary course of business;

                           (b) dispose of any of their assets, except in the
ordinary course of business consistent with past practice;

                           (c) enter into any material lease or contract for the
purchase or sale or license of any property, real or personal, except in the ordinary course of business consistent with past practice;
                           (d) fail to maintain their equipment and other assets
in working condition according to the standards they have maintained to the date of this Agreement, subject only to ordinary wear and tear;

                           (e) amend or terminate any contract, agreement or
license to which they are a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;
                           (f) waive or release any right or claim except for
the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;
                           (g) extend or otherwise modify the payment terms for
Inventory, except in the ordinary course of business, consistent with past practice; or

                           (h) make any material changes in their accounting
methods or practice; or

                           (i) materially change any of their business
practices.
                  5.24 Year 2000 Compliance. Attached hereto as Schedule 5.24 of the Disclosure Schedule is a memo received by Sellers with respect to year 2000 compliance. No representation or warranty is made by Sellers with respect to year 2000 compliance.

         6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyers represent and warrant to Sellers that the statements contained in this Section 6 are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).
                  6.01 Organization; Corporate Power. Twin Labs is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and lawful authority to carry out all of the provisions of this Agreement on its part to be performed. BLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and lawful authority to carry out all of the provisions of this Agreement on its part to be performed. BLI is a wholly-owned subsidiary of Twin Labs.
                  6.02 Authorization of Transaction. Each Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform their respective obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of each Buyer has duly authorized the execution, delivery and performance of the Transaction Documents by each Buyer. The Transaction Documents constitute the valid and legally binding obligations of each Buyer, enforceable against each Buyer in accordance with their respective terms and conditions.
                  6.03 Noncontravention. Neither the execution of the Transaction Documents, nor the performance of the transactions contemplated thereby, by either Buyer: (i) violates any provision of any Law; or (ii) requires any approval, consent, waiver, registration, license, permit, authorization, or withholding of objections on the part of any Person (except for compliance with the HSR Act); or (iii) conflicts with, results in a breach of or constitutes a default under any indenture, mortgage, agreement, note, lease or other instrument or document of which each Buyer is a party; or (iv) violates the Certificate of Incorporation or By-Laws of either Buyer.
                  6.04 Brokers and Finders. Neither Buyer has retained any broker or finder except for W. E. Meyers & Company with respect to the transactions contemplated by this Agreement. Each Buyer shall be jointly and severally responsible for, and shall indemnify Sellers with respect to any and all fees, commissions, remuneration or other monies owing to W. E. Meyers & Company with respect to the transactions contemplated by this Agreement.
         7. PRE-CLOSING COVENANTS. Sellers and Buyers agree as follows with respect to the period between the execution of this Agreement and the Closing Date.

                  7.01 General. Each of the parties will use its reasonable best efforts to take all commercially reasonable action and to do all commercially reasonable things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article 9 below).
                  7.02 Notice and Consents. Each of the parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any Governmental Body in connection with the matters referred to in Sections 5.03 and 6.03 above. Without limiting the generality of the foregoing, each of the parties will: (i) file any notification and report forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act (the "HSR Act") so that the filing is deemed received, and the applicable waiting period will begin to run as of, March 19, 1998; (ii) use its reasonable best efforts to obtain an early termination of the applicable waiting period thereunder; and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. The parties will coordinate and cooperate with one another in exchanging information and providing reasonable assistance as the other may request in connection with the foregoing. Except to the extent required by any Law, Sellers will not introduce any new Products or materially modify any existing Products Manufactured in the Business without consulting with Buyers on a reasonable basis prior to taking any such action.
                  7.03 Operation and Preservation of Business. Sellers will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business in connection with the Business. Sellers will keep their respective business and properties related to the Business substantially intact, including the present operations, physical facilities, working conditions and relationships with suppliers, customers and employees related thereto.
                  7.04 Access. Sellers will permit representatives of Buyers to have access, after giving reasonable notice, at all reasonable times and in a manner so as to not interfere with the normal business operations of each Seller, to the premises, properties, books, records, contracts and documents of Sellers pertaining to the Business, provided that Buyers shall not have the right to copy or make records of any such items.
                  7.05 Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by any party pursuant to this Section 7.05, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.
                  7.06 Confidentiality. From and after the date of this Agreement until the Closing Date, Buyers shall use the same efforts to maintain the confidentiality of any proprietary or confidential information regarding the Business as Buyers use to maintain the confidentiality of their own proprietary information. In the event that there is no Closing Date under this Agreement, Buyers shall return all information regarding the Business to Sellers, retaining no copies, excerpts or other analysis or redactions of such information, and Buyers covenant and agree that no such information shall be disclosed to any third party or utilized in any way by Buyers in the conduct of their own businesses.
                  7.07 Advice of Changes. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Sellers will promptly advise Buyers in writing, and Buyers will promptly advise Sellers in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) of any Material Adverse Change, and (c) of any breach by such party of any covenant or agreement contained in this Agreement or any other Transaction Document.
                  7.08 Maintenance of Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, each Seller shall:
                       (a) cause to be done all things necessary to maintain, preserve and renew (i) all material licenses, authorizations and permits necessary to the conduct of the Business and (ii) its relationships with clients, customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof;
                       (b) comply in all material respects with all applicable Laws, including, but not limited to, Environmental Laws, in each case that relate to the Business or the Acquired Assets;
                       (c) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied, in each case that relate to the Business or the Acquired Assets; and
                       (d) insofar as it may relate to the Business or the Acquired Assets, not enter into any material transaction not in the ordinary course of its business;
                       (e) not dispose of any of its assets related to the Business or the Acquired Assets, except in the ordinary course of business consistent with past practice;

                       (f) not enter into any material lease or contract for the purchase or sale or license of any property, real or personal, in connection with the Business or the Acquired Assets, except in the ordinary course of business consistent with past practice;
                       (g) maintain the equipment and other assets that are Acquired Assets in working condition according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;
                       (h) not amend or terminate any contract, agreement or license to which it is a party that relates to the Business or the Acquired Assets, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                       (i) not waive or release any right or claim in connection with the Business or the Acquired Assets, except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;
                       (j) not extend the payment terms for Inventory, except in the ordinary course of business, consistent with past practice;
                       (k) not make any material change in its accounting methods or practices with respect to the Business; or

                       (l) not materially change any business practices with respect to the Business.

                  7.09 Securing Permits. Buyers shall use commercially reasonable efforts to secure and obtain, as soon as reasonably practicable after the signing of this Agreement, all Permits (other than those that require an OTC or prescription drug license or registration) required to operate the Business and Manufacture the Products in substantially the same manner as is currently being operated by Sellers, so as to satisfy the condition to close set forth in
Section 9.01(i) of this Agreement. From and after the signing of this Agreement, Buyers shall keep Sellers informed with respect to Buyers' progress in obtaining such Permits.
                  7.10 Securing Title Insurance. As soon as reasonably practicable after the signing of this Agreement, Buyers shall use commercially reasonable efforts to secure and obtain, at customary rates, a title insurance commitment (to be followed by a title insurance policy at Closing) from a reputable title insurance company licensed to do business in the State of Arizona, committing to insure (and ultimately insuring at Closing) the fee interest title in the Real Property to be acquired hereunder by BLI, free and clear of all Liens other than those disclosed on Schedule 5.04 of the Disclosure Schedule (provided that the same will not interfere with the use of the Real Property or the structures thereon to the extent currently used by Sellers), so as to satisfy the condition to close set forth in Section 9.01(k) of this Agreement. From and after the signing of this Agreement, Buyers shall keep Sellers informed with respect to Buyers' progress in obtaining such title insurance.
         8.       COVENANTS AND AGREEMENTS.
                  8.01 Employee Matters. Buyers covenant and agree to offer employment on the Closing Date on an "at will" basis to all Transferred Employees. As of the Closing Date, all Transferred Employees will be eligible to participate in all benefit programs maintained by Buyers, including without limitation, benefit programs relating to medical insurance, dental insurance, life insurance and disability (collectively, "Health Plans") and 401(k) plans or such other retirements plans (collectively, "Retirement Plans"). The Transferred Employees will be eligible to participate in such Health Plans of Buyers without regard to any waiting period or pre-existing condition exclusion period. Transferred Employees will receive credit under the Retirement Plans for service

(i.e., time worked) as an employee of either Seller prior to the Closing Date to the extent permitted by such Retirement Plans. If the Retirement Plans do not allow for the crediting of such service, then Buyers shall use their best efforts to amend the Retirement Plans as soon as practicable so as allow the Transferred Employees to receive credit for such service with Sellers. Buyers covenant and agree to credit the Transferred Employees with respective accrued sick leave and vacation benefits set forth on Schedule 8.01 of the Disclosure Schedule, with respect to service as an employee of Seller prior to the Closing Date and to allow the Transferred Employees to use such accrued leave and benefits in accordance with Buyer's existing policies regarding the use of paid time off.
                  8.02 Notification Acts. All notices required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), with respect to acts taken by or omissions of Buyers subsequent to the Closing Date, shall be the responsibility of Buyers, as well as all liability with respect thereto. Buyers shall indemnify and hold Sellers harmless from and against any and all loss or liability imposed under the WARN Act resulting from Buyers' failure to offer employment to, or the subsequent termination of employment of, the Transferred Employees.
                  8.03 Expenses. The parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, consultants, representatives, counsel and accountants.
                  8.04 Further Assurance. Each of the parties shall execute such documents and other papers and take such further commercially reasonable actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. With respect to licenses, Permits and Contracts which cannot be transferred or assigned effectively without the consent of another Person, and if said consents have not been obtained prior to Closing, Sellers shall cooperate with Buyers in a commercially reasonably manner in obtaining such consents promptly. If such consents are not obtained, Sellers shall use commercially reasonable efforts to assist Buyers in obtaining the benefits thereof in some other manner.
                  8.05 Books, Records and Information. Sellers agree that all documents and other tangible things that are retained by Sellers pursuant to this Agreement and that are related to the Business, if any, shall be open for reasonable inspection by representatives of Buyers on reasonable notice during regular business hours for a period of twelve (12) months following the Closing and that Buyers may, during such period, at their expense make such copies thereof as they may reasonably request. Similarly, Buyers agree that Sellers and their representatives shall have access, on reasonable notice during regular business hours, for a period of twelve (12) months following the Closing, to any and all records and documents transferred to Buyers hereunder for either Sellers' tax purposes and as may be necessary for either Seller to file other reports or information with any Governmental Body, and that either Seller may, during such period, at its expense make such copies thereof as it may reasonably request. Sellers also agree that Buyers shall have reasonable access to all Retention Samples and Batch Records retained by Sellers for a period of one (1) year beyond any expiration date pertaining to any applicable Products, but only to the extent not needed by Sellers.
                  8.06 Restrictive Use of "M.D. Pharmaceutical Vitamins". Buyers shall not use the name "M.D. Pharmaceutical Vitamins" or any variation thereof, other than for the sale of vitamin products to United States military commissary and exchange outlets ("Military Outlets"). Buyers acknowledge and agree that the rights being transferred hereunder by Sellers to Buyers with respect to the use of the name "M.D. Pharmaceutical Vitamins" are limited to the sale of vitamin products to said Military Outlets and for no other use.

                  8.07 Use of Seller's Address. JMED shall permit Buyers to use its mailing address as the same appears on any packaging or labeling or other similar material of the Branded Vitamin Products to the extent necessary in connection with the sale of any inventory (but in no event later than the earlier of (i) December 31, 1998, and (ii) the expiration of the Transition Services Agreement); provided that Buyers shall not order any new packaging which bears JMED's address.
                  8.08 Forwarding of Purchase Orders. In the event that after the Closing, Buyers receive any purchaser orders or requests concerning any of the Excluded Products, Buyers shall promptly notify JMED of such purchase orders or requests. Any and all purchase orders or written materials received at any time by Buyers with respect to the Excluded Products shall be promptly forwarded to JMED.
                  8.09 Manufacturing by JMED Affiliates. For a period of six (6) months following the Closing Date, JMED will cause its Affiliate, JMI Canton Pharmaceuticals, Inc. ("JMI Canton"), to continue manufacturing for Buyers, those Products previously manufactured by JMI Canton for Sellers prior to the Closing Date, on reasonable terms agreed to by the parties. Notwithstanding the foregoing, the obligations under this Section 8.09 shall terminate if JMED sells or discontinues the business of JMI Canton in any manner whatsoever.
         9.       CONDITIONS TO OBLIGATION TO CLOSE.
                  9.01 Conditions to Obligation of Buyers. The obligations of Buyers hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more of which may be waived by Buyers, but only in writing):
                       (a) The representations and warranties of Sellers set forth in Article 5 above shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, provided that the receipt of such evidence and the closing of the transactions contemplated herein shall not be, nor be deemed to be, a waiver of the representations and warranties contained in this Agreement;
                       (b) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Sellers at or before Closing shall have been complied with or performed in all material respects;
                       (c) Other than as disclosed herein or contemplated hereby, there shall have been no Material Adverse Change since the date of this
Agreement: (i) with respect to the financial condition, assets or liabilities of the Sellers as such relates to the Business except for a reduction in Net Working Capital due to increased payables and a reduction in receivables and inventory in the ordinary course of business consistent with past practice except for the unusually high Net Working Capital at the end of 1997; and (ii) with respect to the business of the Sellers as such relates to the Business;
                       (d) Sellers shall have delivered to Buyers a certificate to the effect that each of the conditions specified in Sections 9.01(a) - (c) is satisfied in all material respects;
                       (e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;
                       (f) Buyers shall have received from Greensfelder, Hemker & Gale, P.C., counsel of Sellers, an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Buyers and dated as of the Closing Date;
                       (g) No action or proceeding by any Governmental Body or any Person shall be pending or threatened to enjoin, restrict or prohibit the purchase and sale of the Acquired Assets contemplated hereby;

                       (h) All actions to be taken by Sellers in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyers;
                       (i) Buyers shall have received all Permits (other than those that require an OTC or prescription drug license or registration) reasonably required to operate the Business and Manufacture the Products in substantially the same manner as operated by Sellers prior to Closing;
                       (j) Buyers shall have received the consent of the landlord to the assignment of the Lease;
                       (k) BLI shall have obtained, at customary rates, a title insurance policy from a reputable title insurance company licensed to do business in the State of Arizona, insuring the fee interest title in the Real Property to be acquired hereunder by BLI, free and clear of all Liens other than those disclosed on Schedule 5.04 of the Disclosure Schedule, none of which interferes with the current use by Sellers of such Real Property or the structures thereon; and
                       (l) The Certificate of Occupancy currently in existence with respect to the JMI-Phoenix Facility will be in existence on the Closing Date.
                  9.02 Conditions to Obligation of Sellers. The obligations of Sellers hereunder are subject to the fulfillment or satisfaction at or prior to the Closing of each of the following conditions (any one or more which may be waived by Sellers, but only in writing):
                       (a) The representations and warranties of Buyers set forth in Article 6 above shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, provided that the receipt of such evidence and the closing of the transactions contemplated herein shall not be, nor be deemed to be, a waiver of the representations and warranties contained in this Agreement;
                           (b) All of the terms, covenants and conditions of
this Agreement to be complied with or performed by Buyers at or before Closing shall have been complied with or performed in all material respects;
                           (c) Buyers shall have delivered to the Sellers a
certificate to the effect that each of the conditions specified in Sections 9.02(a) - (b) is satisfied in all material respects;
                           (d) All applicable waiting periods (and any
extensions thereof) under the HSR Act shall have expired or otherwise been terminated;
                           (e) Sellers shall have received from Kramer, Levin,
Naftalis & Frankel, counsel for Buyers, an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Sellers, and dated as of the Closing Date;
                           (f) No action or proceeding by any Governmental Body
shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Acquired Assets contemplated hereby; and
                           (g) All actions to be taken by Buyers in connection
with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

         10.      INDEMNIFICATION.
                  10.01 Survival of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall survive the Closing for the benefit of Buyers as follows: (i) as to the representations and warranties contained in Section 5.20 of this Agreement, for five (5) years following the Closing; and (ii) as to all other representations and warranties, for two (2) years following the Closing. The representations and warranties of Buyers shall survive the Closing for the benefit of Sellers until two (2) years following the Closing.
                  10.02 Indemnification by Sellers. Subject to the applicable limitations set forth in Section 10.05 hereof, Sellers shall, jointly and severally, indemnify Buyers and their respective Affiliates, directors, officers, employees, and their respective heirs, personal representatives, successors and assigns (collectively, the "Buyer Indemnified Parties") against and hold each of them harmless from any and all damage, claim, action, suit, proceeding, judgment, loss, liability, cost and expense (including reasonable attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by any Buyer Indemnified Party arising out of or relating to: (i) any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any Transaction Document; or (ii) the operations of Sellers in connection with the Business prior to the Closing Date (except for the Assumed Liabilities which will be the joint and several responsibility of each Buyer); or (iii) the failure of either Seller to perform any of its respective obligations or covenants under this Agreement or any Transaction Document; or
(iv) the failure of Sellers to comply with any applicable Law with respect to this Agreement or any Transaction Document; or (v) any product liability claim for Product Manufactured by either Seller prior to the Closing Date, regardless of when any such claim accrues, arises or is asserted, provided, however, that Sellers shall not be responsible to the extent such claim results from (A) any negligent acts or omissions of either Buyer, (B) any marketing or promotional statements, claims or assertions of either Buyer with respect to Products sold after the Closing Date, or (C) any change, modification or manipulation of the Products in any way by either Buyer or by any third party; or (vi) the presence, or alleged presence, of digitalis or any other contaminant in plantain which is an ingredient in any Product

Manufactured by either Seller prior to the Closing Date; or (vii) any statement made prior to the Closing Date by or on behalf of either Seller that any Governmental Body asserts created drug status for any Product that did not comply with all requirements of Law applicable to drugs, provided, however, that Sellers shall not be responsible for any statements made in catalogs or other marketing materials released or distributed after the Closing Date. Notwithstanding anything herein to the contrary, Sellers shall be responsible for any Products Manufactured by Sellers prior to Closing to the extent that said Products were contaminated, misbranded or adulterated prior to Closing.
                  10.03 Obligation of Buyer to Indemnify. Buyers shall, jointly and severally, indemnify Sellers and their respective Affiliates, directors, officers and employees, and their respective heirs, personal representatives, successors and assigns (collectively, the "Seller Indemnified Parties") against and hold each of them harmless from any and all Losses incurred or suffered by any Seller Indemnified Party arising out of or relating to (i) any breach of any representation, warranty, covenant or agreement of either Buyer contained in this Agreement or in any Transaction Document; or (ii) claims with respect to the use of the Acquired Assets by either Buyer or the operations of either Buyer with respect to the Business subsequent to the Closing Date; or (iii) the failure of either Buyer to perform any of its respective obligations or covenants under this Agreement or any Transaction Document, including without limitation, either Buyer's failure to pay or perform, in a timely manner, the Assumed Liabilities, or (iv) failure of Buyer to comply with the WARN Act with respect to the JMI-Facility, if applicable; or (v) product liability claims for any Product Manufactured by either Buyer after the Closing Date; or (vi) any statement made after the Closing Date and any statement made in catalogs or other marketing materials (whether said catalogs and marketing materials are newly printed or were previously printed by JMED) which are released or distributed after the Closing Date by or on behalf of either Buyer that any Governmental

Body asserts creates drug status for any Product that does not comply with all requirements of Law applicable to drugs.
                  10.04 Indemnification: Notice and Settlements. A Person seeking indemnification pursuant to Section 10.02 or 10.03 (an "Indemnified Party") with respect to a claim, action, suit or proceeding by a Person who is not a Buyer Indemnified Party or a Seller Indemnified Party shall give prompt written notice to the party from which such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder, provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder unless such failure shall prejudice in any material respect the Indemnifying Party's ability to defend such claim, action, suit or proceeding. The Indemnifying Party shall have the right to assume the defense of any such action, suit or proceeding at its expense. If the Indemnifying Party shall elect not to assume the defense of any such action, suit or proceeding or fails to make such an election within thirty
(30) days after it receives such notice pursuant to the first sentence of this
Section 10.04, the Indemnified Party may assume such defense with counsel of its choice and at the expense of the Indemnifying Party and shall defend such claim, action, suit or proceeding diligently and in good faith. The Indemnified Party shall have a right to participate in (but not control) the defense of an action, suit or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense; provided, however, that the Indemnifying Party shall bear the expenses as incurred of counsel to the Indemnified Party if (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel and the payment of such counsel's fees and expenses by the Indemnifying Party, or (ii) the named parties in any such action, suit or proceeding (including impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict, provided further that if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm, as applicable, for the Indemnified Party, as reasonably approved by the Indemnifying Party. An Indemnifying Party shall not be liable under Section
10.02 or 10.03 for any settlement affected without its written consent, which consent will not be unreasonably withheld or delayed, of any claim, action, suit or proceeding in respect of which indemnity may be sought hereunder.
                  10.05 Limitations on Indemnification. (a) Except as otherwise provided herein, Buyers shall not be entitled to indemnification by Sellers for Losses under Section 10.02, unless and until the aggregate amount of such Losses incurred exceeds Three Hundred Seventy-Five Thousand Dollars ($375,000.00), whereupon Sellers shall be obligated to indemnify the Buyer Indemnified Party for the full amount of any such Losses. Notwithstanding the foregoing, Sellers' obligation to indemnify the Buyer Indemnified Party shall be limited to the aggregate amount of the Purchase Price (the "Maximum Liability") reduced at the end of each one year anniversary following the Closing Date, by an amount equal to twenty percent (20%) of the Maximum Liability. Notwithstanding anything to the contrary contained in this Section 10.05, none of the limitations contained in this Section 10.05 shall apply to any Losses under items (vi) and (vii) of
Section 10.02.
                  (b) The amount of any Losses for which indemnification is provided under this Article 10 shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to any Losses.

         11.      TERMINATION.
                  11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date: (i) by the mutual consent of JMED and Twin Labs; (ii) by JMED if events occur (other than events caused by either Seller) which render impossible the satisfaction of one or more of the conditions set forth in Section 9.02; (iii) by Twin Labs if events occur (other than events caused by either Buyer) which render impossible the satisfaction of one or more of the conditions set forth in Section 9.01; or
(iv) by JMED or Twin Labs if the Closing has not occurred on or before April 30, 1998.
                  11.02 Procedure Upon Termination. In the event of the termination of this Agreement by either party as provided in Section 11.01 (other than pursuant to clause (i) of Section 11.01), written notice thereof shall forthwith be given to the other party to this Agreement, and this Agreement (other than the provisions of Sections 8.03, 10.02, 10.03 and 12.09) shall terminate without further action by Sellers or Buyers.
         12.      MISCELLANEOUS.
                  12.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
                           (a) "Affiliates" of a Person means any other Person
directly or indirectly, through one or more intermediaries, controlled by, controlling or under common control with said first Person.
                           (b) "Business" means and includes the blending,
tableting, encapsulating, manufacturing, packaging, distribution, marketing and sale of the Branded Vitamin Products and the Contract Manufactured Products by either Seller and the operation of the JMI-Phoenix Facility and the Leased Property.

                           (c) "Contract" means any contract, agreement,
indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other arrangement or agreements, whether written or oral.
                           (d) "Environmental Claim" means any accusation,
allegation, notice of violation, action, claim, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Body or any Person for personal injury (including sickness, disease or death), property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release by JMI-Phoenix (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of any Hazardous Material into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to the JMI-Phoenix Facility or any activity conducted thereon by JMI-Phoenix, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the JMI-Phoenix Facility by JMI-Phoenix; or
(iii) the violation, or alleged violation, of any Environmental Laws or Orders of or from any Governmental Body by JMI-Phoenix relating to environmental matters connected with the JMI-Phoenix Facility.
                           (e) "Environmental Law" means any Law concerning
Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and protecting public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Sections.
9601 et seq.) the Hazardous Materials

Transportation Act (49 U.S.C. Section.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section. 6901 et seq.), the Clean Water Act (33 U.S.C. Section. 1251 et seq.), the Clean Air Act (33 U.S.C. Section. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Seciton. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Seciton. 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Seciton. 651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
                       (f) "Environmental Matters" means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material or otherwise arising out of or relating to safety, health or the environment which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remediating any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages or injunctive relief for alleged personal injury, property damage or damage to natural resources under common law or other Environmental Law.
                       (g) "Environmental Permit" means any Permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Laws and all supporting documents associated therewith.
                       (h) "Governmental Body" means any governmental or regulatory body, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
                       (i) "Hazardous Materials" means any substance, material or waste which is regulated by any local, state or federal Governmental Body in the jurisdiction in which either of the Sellers conduct business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.
                       (j) "Knowledge" means, with respect to an individual, the actual present knowledge of such individual. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who serves as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.
                       (k) "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.
                       (l) "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings or investigations.
                       (m) "Lien" means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
                       (n) "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects or condition (financial or otherwise) of either of the Sellers, in each case that relate to the Business or the Acquired Assets.
                       (o) "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                       (p) "Permits" means any approvals, authorizations, registrations, consents, licenses, permits or certificates by any Governmental Body.
                       (q) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
                       (r) "Products" means the Branded Vitamin Products and the Contract Manufactured Products.
                       (s) "Release" means any release, spill, effluent, emission, leading, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property owned, operated or leased by JMI-Phoenix, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, or property.
                       (t) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post- remedial monitoring and care.

                  12.02 Notices. All notices and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been given or delivered upon receipt if given by hand, or three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

                           (i)    If to either Seller:

                                  Jones Medical Industries, Inc.
                                  1945 Craig Road
                                  St. Louis, Missouri 63146
                                  Attention: Dennis M. Jones

                                  with a copy to:

                                  Greensfelder, Hemker & Gale, P.C.
                                  10 South Broadway, Suite 2000
                                  St. Louis, Missouri  63102
                                  Attention: Edward A. Chod, Esq.

                           (ii)   If to either Buyer:

                                  Twin Laboratories Inc.
                                  2120 Smithtown Avenue
                                  Ronkokoma, New York  11779
                                  Attention:  Philip M. Kazin, Esq.

                                  with a copy to:

                                  Kramer, Levin, Naftalis & Frankel
                                  919 Third Avenue
                                  New York, New York 10022-3903
                                  Attention: Howard A. Sobel, Esq.

Any party may, by notice given in accordance with this Section 12.02 to the other party, designate another address or Person for receipt of notices hereunder.
                  12.03 Construction. The headings of the Sections of this Agreement and in the Schedules and Exhibits to this Agreement are inserted for convenience of reference only and shall not be used in interpreting this Agreement. Unless specifically stated otherwise, references to Sections, paragraphs, Exhibits and Schedules refer to the Sections, paragraphs, Exhibits and Schedules to this Agreement. Terms which are defined in this Agreement shall have the same meanings when used in the Schedules and Exhibits to this Agreement.

                  12.04 Schedules and Exhibits. The Disclosure Schedule and all of the Schedules and Exhibits to this Agreement constitute an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement.
                  12.05 Entire Agreement. This Agreement and the agreements, documents and instruments to be delivered under it constitute the entire understanding and agreement between Buyer and Sellers concerning the subject matter covered hereby and supersede all prior agreements, understandings and commitments with respect to such subject matter.
                  12.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that no party shall assign any of its rights or obligations hereunder without the prior written consent of the others, except that Buyers may assign their rights (but not their obligations) hereunder to any wholly-owned subsidiary of Twin Labs by giving notice thereof to JMED.
                  12.07 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware without regard to conflict of laws principles.
                  12.08 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by all parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  12.09 Public Announcements. The parties hereto agree that no disclosure or public announcement with respect to this Agreement, its contents or any of the transactions contemplated by this Agreement shall be made by any party hereto without the prior written consent of the other parties hereto, provided, however, that nothing contained herein shall restrict Sellers or Buyer from making any public announcement of the transactions contemplated by this Agreement to the extent that it, in its sole discretion reasonably exercised, is of a view that such announcement is required or deemed advisable in order to meet its obligations under the securities laws or stock exchange requirements in the United States; provided further that prior to making such announcement, the party making it shall provide particulars thereof in writing to the other parties.
                  12.10 Counterparts; Facsimile Delivery. More than one counterpart of this Agreement may be executed by the parties hereto, each of which shall be deemed an original, but all of which shall constitute one and the same document. This Agreement may be delivered by facsimile and when so delivered will be binding as though a manually signed document has been delivered. The parties agree to cooperate to provide each other with original signature pages to any document delivered by facsimile.
                  12.11 Variations and Pronouns. All pronouns and any variations thereof refer to the masculine, feminine, neuter, singular or plural, as the context may require.
                  12.12 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions thereof, shall be reformed by a court of competent jurisdiction so as to effect insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.
                  12.13 Preparation of Agreement. Buyer and Sellers have participated in the preparation and drafting of this Agreement and no inference, assumption or presumption shall be drawn from the fact that a party hereto or an attorney for such party prepared and/or drafted this Agreement.



[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]



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



         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

("Buyers")                                                    ("Sellers")

TWIN LABORATORIES INC.                                        JONES MEDICAL INDUSTRIES, INC.


By:________________________________                           By:_________________________________
Name:       _______________________                           Name:     __________________________
Title:      _______________________                           Title:    __________________________


BRONSON LABORATORIES, INC.                                    JMI-PHOENIX LABORATORIES, INC.


By:_____________________________                              By:_________________________________
Name:       ________________________                          Name:     _______________________
Title:      ________________________                          Title:    _______________________



                                       47